Exhibit 99.1

Jeffrey M. Stibel, President and Chief Executive Officer of Web.com, Inc.,

Joins Autobytel Inc. Board of Directors

Irvine, CA –December 12, 2006 — Autobytel Inc. (Nasdaq: ABTL) today announced the appointment of Jeffrey M. Stibel, President and CEO of Web.com, to its board of directors. Mr. Stibel’s term on the board begins immediately.

“Jeff has a tremendous background with real world expertise in the complexities of operating and innovating in the world of digital media,” said Autobytel President and CEO Jim Riesenbach. “His insights, gleaned from his impressive accomplishments as an industry leader in the online world, should provide invaluable contributions to our future success as we continue on our path to lead the innovation of the automotive Internet. Equally important, his recent experience and progress in turning around and revitalizing Web.com will be of great value to the Board as we continue on our mission to restore growth and profitability.”

Mr. Stibel currently serves as President and CEO of Web.com, a leading provider of websites and web services that has built more than 4 million websites for small businesses and consumers. Prior to Web.com, Stibel served as Senior Vice President and General Manager overseeing the Web Services division of United Online. Before United Online, he was a founder and served as Chairman and CEO of search and marketing technology company Simpli.com, which was sold to ValueClick.

Stibel received a master’s degree from Brown University and studied business and brain science at MIT’s Sloan School of Management and at Brown University, where he was a Brain and Behavior Fellow. He currently serves on the Board of Brown University’s Entrepreneurship Program and Tufts University’s Gordon Center for Leadership, as well as a number of private companies.

About Autobytel Inc.

Autobytel Inc. (Nasdaq: ABTL) is one of the largest online automotive marketplaces, empowering consumers to make smart vehicle choices using objective automotive data and insightful interactive editorial content. The result is a convenient car-buying process backed by a nationwide network of dealers who are committed to providing a positive consumer experience. Every day consumers choose Autobytel-owned and operated websites—Autobytel.com, Autoweb.com, CarSmart.com, Car.com, AutoSite.com, Autoahorros.com, and CarTV.com – to facilitate their car-shopping decisions. Autobytel’s ability to attract millions of highly qualified, in-market car buyers and connect them with retailers has made it a leader in facilitating the entire customer car-buying lifecycle.

The Company’s innovative marketing, advertising, data and CRM products, including its Web Control® customer management system, Retention Performance Marketing (RPM®) service reminder program, Special Finance LeadsSM, and AIC® data center, are designed to enable dealers to offer a premium consumer experience. Since pioneering pro-consumer online automotive content and purchasing in 1995, Autobytel has helped more than twenty-seven million car buyers, generating billions of dollars in car sales for dealers.

Contact:

Autobytel Inc. Media Relations

Melanie Webber, Vice President, Corporate Communications, 949.862.3023, melaniew@autobytel.com

Rose Maciejewski, Ruder Finn, 310-882-4002, maciejewskir@ruderfinn.com

Autobytel Inc. Investor Relations

Jennifer Klein, Vice President, Investor Relations, 949.862.1362, jenniferkl@autobytel.com